Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 22, 2019, relating to the financial statements and financial highlights of Paradigm Micro-Cap Fund and Paradigm Opportunity Fund, each a series of Paradigm Funds, for the year ended December 31, 2018, and to the references to our firm under the headings “Financial Highlights” and “Representations and Warranties” in the Combined Information Statement and Prospectus.

/s/ Cohen & Company

Cohen & Company, Ltd.
Cleveland, Ohio
September 27, 2019